Exhibit 99.1

Contact: Kelly McPhee, Senior Vice President, PR & Communications Kelly.mcphee@bannerbank.com

Chief Risk Officer Jim Costa promoted to expanded role
including Chief Operating Officer

(Walla Walla, Wash.) The Banner Bank executive leadership team is pleased to announce Executive Vice President Jim Costa has been promoted to Chief Operating Officer in addition to his role as Chief Risk Officer.

“Our company is healthy, strong and planning for the future so we’re adding the COO role to our executive team now to realign some aspects of our reporting structure so we can prepare for continuing growth while maintaining our moderate risk profile,” said Mark J. Grescovich, President and Chief Executive Officer.

Costa will continue leading the risk management function while drawing on his past operational experience in the COO role to ensure we maintain our operational excellence across key back-office functions. Specifically, bringing together our technology, operations and risk management teams will create natural synergies that will benefit those teams, the broader company and our clients.

“Promoting Jim reflects our commitment to nurturing talent and fostering growth from within our organization while positioning the company for ongoing success in our rapidly-evolving industry,” Grescovich said. “With nearly 30 years of experience in large and mid-size regional banks, he is the ideal candidate for this expanded role.”

Prior to joining Banner, Costa served as Chief Risk Officer and Chief Credit Officer for Minnesota-based TCF Financial, a $48 billion asset regional bank which is now part of Huntington Bank. While there, Costa managed the credit, risk and operations functions.

“I am excited for this opportunity to collaborate in new ways with fellow leaders across our organization to ensure we’re driving further success for the Bank,” said Jim Costa, Executive Vice President, Chief Risk Officer and Chief Operating Officer.

About Banner Bank

Banner Bank is a Washington-chartered commercial bank that conducts business in Washington, Oregon, California and Idaho. Banner offers a wide variety of commercial banking services and financial products to individuals and small and medium-sized businesses and their employees. Banner Bank is part of Banner Corporation (NASDAQ GSM: BANR), a $15.7 billion bank holding company headquartered in Walla Walla, Washington. Visit Banner Bank at www.bannerbank.com.